Exhibit 10.6

FRAMEWORK INVESTMENT AGREEMENT

by and between

GENERAL ELECTRIC COMPANY

and

GE VERNOVA INVESTMENT ADVISERS, LLC

Dated as of April 1, 2024

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS FRAMEWORK INVESTMENT AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

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APPENDICES

Appendix A	–	Pre-Existing Investments
Appendix B	–	Tax Equity Procedures
Appendix C	–	Reporting Requirements
Appendix D	–	Investment Criteria
Appendix E	–	Approved Counterparties
Appendix F	–	Fee Methodology
Appendix G	–	Management Services
Appendix H	–	Target Sell-Down Schedule

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FRAMEWORK INVESTMENT AGREEMENT

THIS FRAMEWORK INVESTMENT AGREEMENT (including all schedules, appendices, and exhibits attached hereto, as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”), dated as of April 1, 2024 (the “Effective Date”), is entered into by and between General Electric Company, a New York corporation (“Parent”), and GE Vernova Investment Advisers, LLC, a Delaware limited liability company (“GEV IA”). Each of GEV IA and Parent shall sometimes be referred to herein individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, in connection with the contemplated Separation Transactions, Parent and GE Vernova Inc. (“SpinCo”) have entered into that certain Separation and Distribution Agreement, dated as of April 1, 2024 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”);

WHEREAS, EFS Renewables Holdings, LLC (“EFS Renewables”) and US Wind Group Holdings, LLC (“US Wind Holdings”, and together with EFS Renewables, the “Pre-Existing Parent Investors”), each of which are an Affiliate of Parent, have entered into those agreements listed in Appendix A attached hereto, pursuant to which the Pre-Existing Parent Investors have provided funding or committed to provide funding to finance certain U.S. onshore wind power generation projects and infrastructure related thereto (the “Pre-Existing Projects” and each such transaction, a “Pre-Existing Investment”);

WHEREAS, following the consummation of the Separation Transactions, Parent desires, directly or indirectly through EFS Renewables, US Wind Holdings, or any other Affiliate of Parent, to enter into additional tax equity financing transactions related to U.S. onshore wind power generation projects that intend to claim production tax credits (“PTCs”) under certain sections of the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of any successor tax statute (the “Code” and such U.S. onshore wind power generation projects, “Eligible Projects” and, together with the Pre-Existing Projects, the “Projects”), in accordance with the procedures and criteria, and the other terms and conditions, set forth herein; and

WHEREAS, following the consummation of the Separation Transactions, the Parties desire for GEV IA to provide certain services, as further set forth herein, to Parent related to the Pre-Existing Investments and any new tax equity financing investments for Eligible Projects to be entered into by Parent and its Affiliates pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement the following terms have the following meanings:

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise.

“Agreement” has the meaning given in the Preamble.

“Applicable Project” means (a) with respect to each Tax Equity Investment, the Eligible Project or Eligible Projects owned, directly or indirectly, by the Tax Equity Partnership for such Tax Equity Investment, and (b) with respect to any Pre-Existing Investment, the Pre-Existing Project related to such Pre-Existing Investment.

“Applicable Project Company” means the Person that directly holds all rights, title, and interest in an Applicable Project.

“Approved Co-Investors” means those Persons listed in Part II of Appendix E, any Subsidiary of any such Person, or any other Person approved in writing by Parent.

“Approved Sponsors” means those Persons listed in Part I of Appendix E, any Subsidiary of any such Person, or any other Person approved in writing by Parent.

“Audit” has the meaning given in Section 4.07(c).

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in New York, New York are authorized or required by Law to be closed.

“Bridge Financing Agreement” means each Contract identified on Part I of Appendix A as a “Bridge Financing Agreement.”

“Bridge Financing Investment” means all rights and obligations of the applicable Parent Investor (or any other Affiliate of Parent that is a party thereto) under a Bridge Financing Agreement.

“Class A Member” means, with respect to any Tax Equity Partnership, the Person that holds any Class A membership interests in such Tax Equity Partnership (or such other membership interests corresponding to rights and obligations consistent with those customarily given to a Tax Equity Investor under the limited liability company agreement of a Tax Equity Partnership).

“Class B Member” means, with respect to any Tax Equity Partnership, the Person that holds any Class B membership interests in such Tax Equity Partnership (or such other membership interests corresponding to rights and obligations consistent with those customarily given to a Sponsor Investor under the limited liability company agreement of a Tax Equity Partnership).

“Closing Date” means, with respect to any Pre-Existing Investment, the date of execution of the Contracts listed in Appendix A, and with respect to any Tax Equity Investment, the date of execution of the equity capital contribution agreement or membership interest purchase agreement (as applicable) for such Tax Equity Investment.

“Code” has the meaning given in the Recitals.

“Co-Investor” means, with respect to any Tax Equity Investment, each Tax Equity Investor in such Tax Equity Investment other than the Parent Investor.

“Commercial Operations” means, with respect to any Project for which a Parent Investment is entered into in connection with a new wind power generation facility, both (a) the achievement of “Substantial Completion” (or the equivalent) under each EPC Agreement for such Project (or, absent the foregoing, the completion of construction and installation of such Project, in all material respects (other than punch list items), such that it is capable of delivering electrical energy to the transmission grid), and (b) the satisfaction of all of the requirements for the achievement of “Commercial Operations” (or the equivalent) in respect of such Project under the relevant Offtake Agreement with respect thereto.

“Contract” means any oral or written contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, lease, sublease, license, sublicense or joint venture agreement.

“Contractor” means each contractor performing work under an EPC Agreement or Turbine Supply Agreement for a Project.

“Deficit Restoration Obligation” means, with respect to any Tax Equity Partnership, the obligation of a Class A Member to restore any deficit in its capital account.

“Effective Date” has the meaning given in the Preamble.

“EFS Renewables” has the meaning given in the Recitals.

“Eligible Projects” has the meaning given in the Recitals.

“EPC Agreement” means, with respect to any Project, an engineering, procurement and construction agreement, balance of plant agreement, turbine supply and installation agreement or similar Contract pursuant to which a Project Company undertakes the construction of such Eligible Project.

“Estimated Project Completion Date” means the reasonably expected Project Completion Date of each Applicable Project as set forth in the most recently approved construction schedule provided by the Contractor for such Applicable Project; provided that the Estimated Project Completion Date determined on the Closing Date for each Tax Equity Investment shall be the Project Completion Date validated by the independent engineer report delivered in connection with the Closing Date.

“Exception Process Investment” any Tax Equity Investment granted an exception to the requirements in Section 3.01 in accordance with Section 3.03.

“FIA Documents” has the meaning given in Section 3.04.

“Funding Date” means with respect to any Parent Investment other than the Bridge Financing Investment, the Tax Equity Funding Date, and with respect to each Bridge Financing Investment, the date that the applicable Parent Investor is required to extend any loans under the Bridge Financing Agreement for such Bridge Financing Investment.

“GAAP” means generally accepted accounting principles in the United States of America.

“GE EFS” means Parent’s energy financial services business unit prior to completion of the Separation Transactions.

“GEV IA” has the meaning given in the Preamble.

“GEV IA Change of Control” means the occurrence of any event or action upon which GEV IA ceases to be a Subsidiary of SpinCo.

“Governmental Authority” means any federal, state, local, foreign, international or multinational government, political subdivision, governmental, quasi-governmental authority of any nature (including any department, commission, board, bureau, agency, court or tribunal) or other body exercising legislative, judicial, regulatory, administrative or taxing authority, arbitral body or official of any of the foregoing.

“Group” means either the Parent Group or the SpinCo Group, or both, as the context requires.

“Intellectual Property” means all of the following intellectual property and similar rights, title or interest arising under the Laws of the United States or any other country: (a) patents, patent applications and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation or continuation-in-part applications (“Patents”); (b) copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions (“Copyrights”); and (c) trade secrets; provided, however, as used in this Agreement, the term “Intellectual Property” expressly excludes trademarks and rights arising from or in respect of Internet domain names and Internet domain name registrations and reservations and software.

“Investment Criteria” means all of the requirements set forth in Appendix D.

“Investment Memo” has the meaning given in Section 4.06.

“Investment Services” means, collectively, all New Tax Equity Investment Services and Management Services.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, notice, filing, registration, permit, consent, waiver, authorization, ratification, permission, exemption, approval, concession, grant, franchise, license, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect.

“Management Services” means all services to be provided by GEV IA or its Affiliates under Article V.

“MW” means megawatt of alternating current.

“New Tax Equity Investment Services” means all services to be provided by GEV IA or its Affiliates under Article IV.

“Offtake Agreement” means any Contract for the sale of energy, capacity, other power attributes, ancillary services, renewable energy credits or any other offtake instrument that provides revenue certainty, including any hedging arrangements, revenue puts or collars or equivalent arrangement, with respect to any wind power generation project.

“Outside Funding Date” has the meaning given in Appendix D.

“Parent” has the meaning given in the Preamble.

“Parent Group” means Parent and each Subsidiary of Parent that is or was a Subsidiary of Parent at the time in respect of which the relevant determination is being made.

“Parent Investments” means the Pre-Existing Investments and the Tax Equity Investments.

“Parent Investor” has the meaning given in Section 3.01.

“Party” or “Parties” has the meaning given in the Preamble.

“PAYGO Capital Contributions” means deferred capital contributions to be made by the Class A Member in a Tax Equity Partnership after the Tax Equity Funding Date in respect of certain PTCs allocated to such Class A Member and not reflected in the capital contributions as of the Tax Equity Funding Date.

“Person” means an individual, a general or limited partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity or any Governmental Authority.

“Pre-Existing Investments” has the meaning given in the Recitals.

“Pre-Existing Investment Transaction Documents” means the Contracts listed in Appendix A and any Contract required to be entered into in accordance therewith.

“Pre-Existing Parent Investors” has the meaning given in the Recitals.

“Pre-Existing Projects” has the meaning given in the Recitals.

“Projects” has the meaning given in the Recitals.

“Project Company” means, with respect to any Project, the Person that directly owns such Project.

“Project Completion Date” means the date upon which a Project achieves Commercial Operations or Repowering Project Placed-in-Service, as applicable.

“PTCs” has the meaning given in the Recitals.

“Qualified Transferee” has the meaning given in Appendix D.

“Reported Assets” means with respect to any Parent Investment, the positive difference, if any, of (x) the asset account balance for such Parent Investment, as determined in accordance with GAAP (as then-applied by Parent in the ordinary course), minus (y) the deferred tax liability associated with such Parent Investment, as determined in accordance with GAAP (as then-applied by Parent in the ordinary course); provided that any write-off or impairment with respect to the assets related to such Parent Investment, in each case, as determined in accordance with GAAP (as then-applied by Parent in the ordinary course), shall not be taken into account in such calculation.

“Repowering Project Placed-in-Service” means, with respect to any Project for which a Parent Investment is entered into in connection with the repowering of an existing U.S. wind power generation facility, all of the following have occurred: (a) the minimum required number of wind turbines under the Turbine Supply Agreement and Offtake Agreements for the Project have achieved mechanical completion and “Turbine Completion” (or the equivalent) under the applicable Turbine Supply Agreement, (b) installation, startup and commissioning of each such wind turbine has been completed, and (c) such wind turbines are interconnected and delivering electricity to the grid.

“Separation Agreement” has the meaning given in the Recitals.

“Separation Transactions” has the meaning given in the Separation Agreement.

“Specified Sponsors” means those Persons listed in Part III of Appendix E, any Subsidiary of any such Person, or any other Person approved in writing by Parent.

“SpinCo” has the meaning given in the Recitals.

“SpinCo Change of Control” means any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934) acquires, directly or indirectly (by operation of law or otherwise), (i) record or beneficial ownership of securities representing fifty percent (50%) or more of the voting power of SpinCo’s capital stock or other equity interests in SpinCo, (ii) the power to direct or cause the direction of the management or policies of SpinCo, whether through the ownership of voting securities, by Contract or otherwise, or (iii) assets comprising fifty percent (50%) or more of the consolidated assets of SpinCo, in each case of clauses (i) through (iii), by way of a merger, reorganization, consolidation transaction, spin-off, sale or other disposition of assets or equity interests or any other similar transaction.

“SpinCo Group” means SpinCo and each Subsidiary of SpinCo that is or was a Subsidiary of SpinCo at the time in respect of which the relevant determination is being made.

“Sponsor Investor” means, with respect to any Tax Equity Investment, any Person that both (a) is responsible for the development, design, construction, commissioning, and operation (each, to the extent applicable) of the Project or Projects for such Tax Equity Investment on or after the execution of the equity capital contribution agreement or membership interest purchase agreement (as applicable) for such Tax Equity Investment and (b) is or will be a Class B Member in the Tax Equity Partnership for such Tax Equity Investment.

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Standards” has the meaning given in Section 4.07(a).

“Tax Equity Funding Date” has the meaning given in Section 3.01(b)(ii).

“Tax Equity Investment” has the meaning given in Section 3.01.

“Tax Equity Investment Requirements” has the meaning given in Section 3.01.

“Tax Equity Investor” means, with respect to any Tax Equity Investment, any Person that has committed to provide, or has provided, financing in relation to such Tax Equity Investment pursuant to the Tax Equity Transaction Documents and is or will be a Class A Member in the Tax Equity Partnership for such Tax Equity Investment.

“Tax Equity Partnership” means, with respect to any Project, a limited liability company classified as a partnership for U.S. federal income tax purposes that owns all or any portion of the membership interests of a Project Company or directly owns a Project.

“Tax Equity Transaction Documents” means, with respect to any Project, any Contract executed and delivered in connection with a partnership flip tax equity financing in respect of such Project, which shall include any equity capital contribution agreement or membership interest purchase agreement (as applicable), any limited liability company agreement (or amended and restated limited liability company agreement) of the applicable Tax Equity Partnership, any guarantees or other credit support instruments related thereto, or any other Contracts entered into in connection therewith.

“Term” has the meaning given in Section 7.01.

“Total Funded Exposure” means the aggregate amount of the Reported Assets for all Parent Investments.

“Turbine Supply Agreement” means each Contract to manufacture, deliver, install, and commission wind turbines for a Project.

“US Wind Holdings” has the meaning given in the Recitals.

ARTICLE II.

PRE-EXISTING INVESTMENTS

Section 2.01 Pre-Existing Investments. The Pre-Existing Parent Investors will retain the Pre-Existing Investments following the Separation Transactions. The existing portfolio of Pre-Existing Investments are set forth on Appendix A hereto.

ARTICLE III.

TAX EQUITY INVESTMENTS

Section 3.01 Tax Equity Investments. From and after the Effective Date, Parent, EFS Renewables, US Wind Holdings, or any other Affiliate of Parent designated by Parent (as applicable to each Pre-Existing Investment and Tax Equity Investment, the “Parent Investor”) desires to invest in Eligible Projects by entering into Tax Equity Transaction Documents with Sponsor Investors and, to the extent applicable, Co-Investors that satisfy the following requirements (the “Tax Equity Investment Requirements”, and each such transaction satisfying the below requirements, a “Tax Equity Investment”):

(a) the Parent Investor will be a Tax Equity Investor under the Tax Equity Transaction Documents;

(b) the Tax Equity Transaction Documents provide that the Parent Investor and any Co-Investors will:

(i) enter into a limited liability company agreement (or amended and restated limited liability company agreement) of a Tax Equity Partnership and become Class A Members of such Tax Equity Partnership, and

(ii) upon the achievement of Commercial Operations or Repowering Project Placed-in-Service (as applicable) for an Applicable Project and the satisfaction of certain other customary conditions precedent to be set forth in the Tax Equity Transaction Documents (the “Tax Equity Funding Date”), contribute capital to such Tax Equity Partnership in an amount to be determined in accordance with the Tax Equity Transaction Documents;

(c) the Parent Investor’s rights and obligations under the Tax Equity Transaction Documents satisfy the Investment Criteria; and

(d) the Parent Investor’s commitment under the Tax Equity Transaction Documents satisfies the requirements set forth in Section 3.02.

For the avoidance of doubt, any future commitment related to a tax equity financing for the Applicable Project under a Bridge Financing Investment shall be separate from such Bridge Financing Investment and shall be considered a Tax Equity Investment subject to all the applicable requirements in this Article III and Article IV.

Section 3.02 Total Exposure Limit

(a) For all Parent Investments, but subject to Section 5.03(c), (i) Total Funded Exposure shall not, at any time, exceed $2,000,000,000, and (ii) the sum of (A) the Total Funded Exposure plus (B) the aggregate amount of all committed and unfunded obligations under the Tax Equity Transaction Documents for any Tax Equity Investment or the Pre-Existing Investment Transaction Documents (excluding unfunded PAYGO Capital Contributions and Deficit Restoration Obligations) shall not, at any time, exceed $2,700,000,000.

(b) Without limiting the foregoing, with respect to any Tax Equity Transaction Documents entered into during the Term in relation to a Tax Equity Investment:

(i) If (x) the Parent Investor is the only Tax Equity Investor for such Tax Equity Investment or (y) the Tax Equity Investment includes one or more Co-Investors (excluding any Co-Investor that is a Sponsor Investor or an Affiliate of a Sponsor Investor) providing, or committing to provide, in the aggregate less than fifty percent (50%) of the total capital contributions to be made by the Class A Members of the Tax Equity Partnership on the Tax Equity Funding Date, then both (A) the maximum amount the Parent Investor shall be required to contribute to the Tax Equity Partnership on the Tax Equity Funding Date under the applicable Tax Equity Transaction Documents will be $100,000,000, and (B) the aggregate amount of all Parent Investors funding obligations in relation to all such Tax Equity Investments shall not exceed $300,000,000 at any time; and

(ii) If the Tax Equity Investment includes one or more Co-Investors (excluding any Co-Investor that is a Sponsor Investor or an Affiliate of a Sponsor Investor) providing, or committing to provide, in the aggregate at least fifty percent (50%) of the total capital contributions to be made by the Class A Members of the Tax Equity Partnership on the Tax Equity Funding Date (on the same terms and conditions, other than with respect to the amount of such Person’s funding obligations but including any terms and conditions under any separate Contract entered into by any Co-Investor and the Sponsor Investor, such as a side letter agreement, that apply to the Parent Investor pursuant to the Tax Equity Transaction Documents with respect to such Tax Equity Investment), then the maximum amount the Parent Investor shall be required to contribute to the applicable Tax Equity Partnership on the Tax Equity Funding Date under the applicable Tax Equity Transaction Documents will be $150,000,000.

Section 3.03 Exception Process. For any potential Tax Equity Investment presented by GEV IA under this Agreement that does not satisfy all of the Tax Equity Investment Requirements, GEV IA and Parent agree to discuss such potential investment in good faith and consider any exceptions that could be made by Parent on a case-by-case basis. Any exception to the Tax Equity Investment Requirements in respect of a Tax Equity Investment will require the written approval of Parent, in its sole discretion, prior to the Parent Investor entering into any Tax Equity Transaction Documents or the execution of any term sheet or the like in relation thereto. GEV IA will provide Parent with written notice, as promptly as reasonably practicable, and in no event less than fifteen (15) Business Days’ prior to the date that GEV IA requests that such term sheet be issued, or the Tax Equity Investment Transaction Documents in respect of such potential Tax Equity Investment be entered into (including all information and underwriting materials related to such proposed exception), for Parent to consider whether to grant any such exception in its sole discretion. If such an exception is granted by Parent for a Tax Equity Investment in accordance with this Section 3.03, such Tax Equity Investment will be deemed to comply with the Tax Equity Investment Requirements if the Tax Equity Investment satisfies all requirements and conditions to the granting of the exception.

Section 3.04 Intellectual Property. GEV IA and its Affiliates, as the case may be, shall be and shall remain the exclusive owner of all Intellectual Property conceived, originated, devised, developed, created, or first put into practice by GEV IA or such Affiliate in performing its obligations under this Agreement (or, with respect to any Pre-Existing Investment, in connection with the origination, negotiation, execution and management thereof); provided that (a) GEV IA or such Affiliate shall hold title to the physical embodiment of any documents, data, or records delivered to Parent or any of its Affiliates by or on behalf of GEV IA as part of its performance of the Investment Services other than any Tax Equity Transaction Document or Pre-Existing Investment Transaction Document, which shall remain the sole and exclusive property of Parent and its Affiliates (collectively, the “FIA Documents”); and (b) GEV IA (or its applicable Affiliate) shall hereby grant to Parent and its Affiliates a fully paid-up, irrevocable, non-transferrable (except to any future direct or successive transferees of the Parent Investor’s membership interests in the Tax Equity Partnership, or to any future direct or successive assignee of any right or obligation of Parent Investor under any Tax Equity Transaction Document or Pre-Existing Investment Transaction Document), non-exclusive, royalty-free license, on a facility basis, for Parent and its Affiliates and its and their successors and assigns to use the FIA Documents, to the extent necessary to maintain each Parent Investment in perpetuity.

ARTICLE IV.

NEW TAX EQUITY INVESTMENT SERVICES

Section 4.01 Identify Tax Equity Investments. During the Term, GEV IA (or any of its Affiliates) may, in its sole discretion, identify and negotiate new Tax Equity Investments on behalf of any Parent Investor designated by Parent, and in connection therewith, subject to the satisfaction of all Tax Equity Investment Requirements and the Standards (or an exception thereto pursuant to Section 3.03), each applicable Parent Investor will commit to entering into the Tax Equity Transaction Documents for such Tax Equity Investments, provided that Parent and the Parent Investors will have no obligation to enter into Tax Equity Transaction Documents in relation to any new Tax Equity Investment if a SpinCo Change of Control or a GEV IA Change of Control occurs, or if SpinCo’s onshore wind turbine business is no longer wholly-owned by SpinCo.

Section 4.02 Term Sheets. GEV IA (or any of its Affiliates) may negotiate, on behalf of any Parent Investor designated by Parent, with any Sponsor Investor for such Parent Investor and Sponsor Investor to enter into a non-binding term sheet in relation to a proposed Tax Equity Investment so long as such proposed Tax Equity Investment and the terms and conditions in such term sheet comply, or are reasonably expected to comply, in all respects with the Tax Equity Investment Requirements and the Standards (or an exception thereto pursuant to Section 3.03).

Section 4.03 Execution of Definitive Transaction Documents. For each Parent Investment, subject to satisfaction of the requirements set forth in Section 4.06(b), the completion of reasonable and customary due diligence satisfactory to Parent, and the satisfaction of the Closing Date conditions precedent set forth in the Tax Equity Transaction Documents for such Parent Investment, except to the extent explicitly waived by Parent in accordance with Section 4.06(a), the applicable Parent Investor will approve and sign all necessary, reasonable and customary Tax Equity Transaction Documents (including in accordance with Parent’s standard parent company guaranty policies and procedures) to be entered into on the Closing Date in relation to such Tax Equity Investment.

Section 4.04 Commitment Funding. For each Parent Investment, subject to satisfaction of the requirements set forth in Section 4.06(c) and the satisfaction of the Funding Date conditions precedent set forth in the Tax Equity Transaction Documents or Bridge Financing Agreement (as applicable) for such Parent Investment, except to the extent explicitly waived by Parent in accordance with Section 4.06(a), the applicable Parent Investor will (a) approve and sign all necessary, reasonable and customary Tax Equity Transaction Documents (including in accordance with Parent’s standard parent company guaranty policies and procedures) or definitive agreements or other instruments under any Bridge Financing Agrement (as applicable), in each case, required to be entered into in connection with the Funding Date in relation to such Parent Investment and (b) fund such Parent Investment.

Section 4.05 LOIs with Specified Sponsors. GEV IA may negotiate, on behalf of any Parent Investor designated by Parent, with any Specified Sponsor for such Parent Investor and Specified Sponsor to enter into a letter of intent in relation to a proposed partnership flip tax equity financing so long as such proposed tax equity financing and the terms and conditions in such letter of intent comply, or are reasonably expected to comply, in all respects with the Tax Equity Investment Requirements and the Standards; provided that any such letter of intent shall be (a) subject to specific funding conditions including completion of due diligence reasonably satisfactory to Parent and (b) in form and substance (other than with respect to terms specific to the Applicable Project or substantive changes related to the Inflation Reduction Act or any other change in Law) substantially similar to the Pre-Existing Investments listed in Part III of Appendix A. Any such letter of intent entered into during the Term shall be deemed a Tax Equity Investment, regardless of whether any other Tax Equity Transaction Documents are entered into with the applicable Specified Sponsor in relation thereto.

Section 4.06 Conditions Precedent; Notices.

(a) GEV IA will take reasonable measures to confirm for Parent that all conditions precedent to each Closing Date and Funding Date have been satisfied on or prior to each such date, as applicable, including participating in checklist calls and confirming receipt of required deliverables, and any proposed waiver of a condition precedent will be promptly coordinated with, and subject to the prior approval of, Parent.

(b) No later than fifteen (15) Business Days’ prior to the expected Closing Date for a Tax Equity Investment, GEV IA shall provide to Parent (i) an investment memo that includes (A) all required commitment and funding information and underwriting materials for such Parent Investment, and (B) a summary of the status of all conditions precedent to the Closing Date, indicating that, except to the extent explicitly waived by Parent in accordance with Section 4.06(a), all such conditions precedent have been satisfied prior to, or are reasonably expected to be satisfied on, the Closing Date (an “Investment Memo”), and (ii) current drafts of all Tax Equity Transaction Documents for such Parent Investment prepared as of such date.

(c) No later than five (5) Business Days’ prior to the expected Closing Date for a Parent Investment, GEV IA shall provide to Parent (i) a certificate containing (A) a summary of any material changes to the information set forth in the Investment Memo for such Parent Investment and the Tax Equity Transaction Documents delivered with such Investment Memo in accordance with Section 4.06(b), including an updated summary of the status of all conditions precedent to the Closing Date, (B) a certification to Parent from GEV IA that such Tax Equity Investment complies, or is reasonably expected to comply, in all material respects with the Tax Equity Investment Requirements and the Standards (or an exception thereto pursuant to Section 3.03), and (C) confirmation that such Tax Equity Investment otherwise satisfies, or is reasonably expected to satisfy, on the Closing Date, the requirements for GEV IA’s internal approvals, tax treatment and other deliverables, and (ii) substantially final drafts of all Tax Equity Transaction Documents for such Parent Investment; and GEV IA shall promptly provide written notice to Parent (including in the form of an e-mail) if any subsequent changes that are material, individually or in the aggregate, are made to the Tax Equity Transaction Documents for such Parent Investment.

(d) No later than five (5) Business Days’ prior to the expected Funding Date for a Parent Investment, GEV IA shall provide to Parent (i) a certificate containing (A) a summary of any material changes to the information set forth in the Investment Memo and the certificate delivered in accordance with Section 4.06(c), in each case, in relation to such Parent Investment, and (B) a summary of the status of all conditions precedent to the Funding Date, indicating that, except to the extent explicitly waived by Parent in accordance with Section 4.06(a), all such conditions precedent have been satisfied prior to, or are reasonably expected to be satisfied on, the Funding Date, and (ii) substantially final drafts of all Tax Equity Transaction Documents or, in the case of any Bridge Financing Agreement, any definitive agreements or other instruments, in each case, required to be executed in connection with the Funding Date for such Parent Investment; and GEV IA shall promptly provide written notice to Parent (including in the form of an e-mail) if any subsequent changes are made to such agreements, documents and instruments that are material, individually or in the aggregate.

(e) GEV IA shall provide to Parent the opportunity to discuss with, ask questions of and request further information from GEV IA in connection with any Investment Memo (or update thereof) or certificate required to be delivered in accordance with Section 4.06(b) or Section 4.06(c).

Section 4.07 Standards.

(a) GEV IA shall evaluate and manage Tax Equity Investments on behalf of Parent and the Parent Investors to ensure compliance with the Tax Equity Investment Requirements and the below standards (the “Standards”), which are listed in order of precedence to the extent there is a conflict between any of the standards in clauses (i), (ii), and (iii) below:

(i) in accordance with GEV IA’s credit and underwriting standards and relevant policies and procedures attached hereto as Appendix B;

(ii) under the same standards historically used by GE EFS to invest in and manage the Pre-Existing Investments listed in Part I and Part II of Appendix A (other than any Bridge Financing Investment), except (A) as otherwise provided in Section 4.05, and (B) with respect to the terms and conditions included in any Tax Equity Transaction Document, to the extent GEV IA or Parent, in each case, acting in good faith, reasonably believes that such historical standards are no longer consistent with the then-current market for similar transactions (including as a result of a subsequent change in Law); and

(iii) consistent in all material respects with the then-current market for similar transactions, including with respect to major decisions, target yield calculation mechanics and tax audit procedures, in each case, as reasonably determined by GEV IA and approved by Parent in connection with the Investment Memo.

(b) Any amendments to the Standards shall require Parent consent.

(c) Parent shall have customary audit rights with respect to all aspects of the Investment Services and Parent Investments to be entered into and managed in accordance with this Agreement, including the right to conduct, at Parent’s own expense and during normal business hours, an audit or examination of the books, accounts, records and operations of GEV IA to the extent relating to the Projects or the Investment Services to verify compliance with the Tax Equity Investment Requirements (each such audit or examination, an “Audit”). In connection with any such Audit, GEV IA shall not be obligated to make, nor shall it make or permit to be made, any disclosure that would violate applicable Laws or any agreement binding on GEV IA. Parent’s right of Audit under this Section 4.07(c) may be exercised through any representative of Parent, provided that (i) such Person is designated in writing by Parent as an authorized representative to conduct such Audit, (ii) such Person agrees to be bound by customary confidentiality restrictions in connection with such Audit and (iii) Parent shall be responsible for any breach by any such Person of such confidentiality restrictions.

(d) GEV IA agrees that all Investment Services provided hereunder by or on behalf of GEV IA shall be conducted in accordance with applicable Law.

ARTICLE V.

MANAGEMENT SERVICES

Section 5.01 Management Services. During the Term, GEV IA shall provide ongoing asset management services and operational support to Parent and the Parent Investors as set forth in Appendix G (a) for each Pre-Existing Investment and (b) for each Tax Equity Investment following the execution of the applicable Tax Equity Transaction Documents.

Section 5.02 Reports. GEV IA shall provide to Parent and the Parent Investors standard investment reports on an annual, quarterly and monthly basis as set forth in Appendix C hereto, including monthly written reviews of pipeline, portfolio, asset sale plans, and any other matters required under Appendix C or reasonably requested by Parent and monthly pipeline, funding and other updates. Unless otherwise agreed between the Parties, GEV IA and Parent shall meet quarterly to discuss the quarterly report and, to the extent requested by Parent, any other reports, written reviews, and updates provided since the last quarterly meeting. GEV IA shall, as soon as practicable, provide to Parent interim reports with respect to extraordinary or material events or developments.

Section 5.03 Sale of Tax Equity Investments.

(a) At the request of Parent, GEV IA shall (or shall direct its Affiliates to) provide all necessary support and resources required to facilitate the sale or transfer of the membership interests held by each Parent Investor in a Tax Equity Partnership with respect to each Parent Investment by finding potential third-party buyers and managing the sales or transfer process for such membership interests; provided that Parent may, in its sole discretion, elect to use third-party advisors to facilitate any such sale or transfer. The Parties acknowledge and agree that Parent intends to (i) sell all Parent Investments in accordance with the target sell-down schedule set forth in Appendix H (which may be updated from time to time by Parent in its sole discretion), and (ii) no longer hold any membership interests in the Tax Equity Partnership for any Parent Investment, or with respect to any Bridge Financing Investment, the applicable Parent Investor (or any other Affiliate of Parent that is party to the Bridge Financing Agreement thereunder) no longer has any obligations under such Bridge Financing Agreement, from and after December 31, 2028.

(b) Notwithstanding the above, each Parent Investor in its sole discretion may elect to sell its membership interests in any Tax Equity Partnership with respect to a Parent Investment at any time (subject to any restrictions under the applicable Tax Equity Transaction Documents). Additionally, GEV IA may (or may direct its Affiliates to) at any time propose for Parent’s consideration a sale of all or part of any Parent Investor’s membership interest in any Tax Equity Partnership with respect to a Parent Investment. Pricing of all such sales of a Parent Investor’s membership interests in a Tax Equity Partnership will be “arms-length” and at “market” pricing and on “market” terms and conditions (including that the buyer is a bona fide third-party (and GEV IA shall (or shall direct its Affiliates to) promptly disclose to Parent any actual or potential conflicts of interest with respect to any such potential sale or potential buyer, including actual or potential commercial conflicts of interest), the sale is on as-is/where-is basis without any trailing liability or obligation on the part of Parent or the applicable Parent Investor except with respect to reasonable and customary representations and warranties provided by a transferor in such a sale, and all consideration is payable in cash at closing (subject to customary post-closing true-ups, including based upon actual project performance and allocations, in each case, through the closing date of such sale)); provided that any such sale (including all terms and conditions thereof) must be approved by Parent in its sole discretion.

(c) If GEV IA proposes (or directs any of its Affiliates to propose) to sell a Parent Investment in accordance with the pricing, terms, and conditions criteria set forth in Section 5.03(b), and such pricing has been validated to the satisfaction of Parent and is at least equal to (x) the Reported Assets for such Parent Investment, plus (y) the aggregate amount of all transaction costs or expenses reasonably expected to be borne by or on behalf of such Parent Investor in connection with the sale of such Parent Investment, and Parent elects to continue to hold such Parent Investment, such Parent Investment shall, solely for the purpose of determining compliance with the requirements in Section 3.02(a), no longer be deemed a Parent Investment or, if applicable, a Tax Equity Investment.

Section 5.04 Tax Credit Transfers. Upon the request of Parent and subject to the payment of related costs in accordance with Section 6.02 and any restrictions under the applicable Tax Equity Transaction Documents, GEV IA shall support the sale of PTCs allocated to each Parent Investor in relation to a Parent Investment pursuant to Section 6418 of the Code by finding potential third-party buyers and managing a process to sell the PTCs to such buyers (subject to any restrictions under the applicable Tax Equity Transaction Documents); provided that Parent may, in its sole discretion, elect to use third-party advisors to facilitate any such sale or transfer.

Section 5.05 Personnel. GEV IA shall provide and make available, or cause to be provided and made available, appropriately trained and experienced personnel of GEV IA or any Affiliate of GEV IA as are necessary for GEV IA or such Affiliate of GEV IA to perform the Investment Services. GEV IA shall use commercially reasonable efforts to (a) maintain the number of personnel performing Investment Services hereunder at the necessary level in a manner required to provide the Investment Services consistent with the methodology used to determine the Annual Fee pursuant to Appendix F, and (b) to keep such personnel organized in a manner intended to afford cost effective and efficient performance of the Investment Services. No agent or employee of the GEV IA, any service contractors or its or their Affiliates shall be or shall be deemed to be the employee or agent of any member of the Parent Group by virtue of this Agreement, and nothing in this Agreement shall be construed to make any member of the Parent Group an employer, directly or indirectly, of any employee, agent or subcontractor of GEV IA or any of its Affiliates under applicable Laws. GEV IA will be solely responsible for all employment policies, employment practices and employment contracts with employees providing Investment Services, including days off, vacation, sick time, leave and all other terms and conditions of such employees. GEV IA shall retain full responsibility for paying wages and providing benefits to all employees providing Investment Services. GEV IA shall not enter into any Contract or otherwise cause the Investment Services to be performed by any Person other than an Affiliate of GEV IA. Notwithstanding the foregoing, nothing in this Section 5.05 shall prohibit GEV IA (at its sole cost and expenses, except as expressly provided pursuant to Section 6.02), in connection with its performance of the Investment Services, from engaging professional advisors or consultants, in each case, consistent with the historical practices employed by GE EFS in the ordinary course.

Section 5.06 No Agency. Nothing in this Agreement shall be deemed or construed to authorize GEV IA or any Affiliate of GEV IA to act as an agent (except to the extent explicitly authorized by, and acting in accordance with, this Agreement), principal, servant or employee for any member of the Parent Group and neither GEV IA nor any Affiliate of GEV IA shall hold itself out as an agent (except to the extent explicitly authorized by, and acting in accordance with, this Agreement), principal, servant or employee of any member of the Parent Group to any Person. This Agreement does not convey any right or authority upon GEV IA or any Affiliate of GEV IA to enter into any Tax Equity Transaction Document, other Contract (including for the avoidance of doubt any legally binding commitment), or non-binding term sheet on behalf of Parent or any member of the Parent Group. Any existing right, authority or power or attorney previously granted by Parent or any other member of the Parent Group to GEV IA or any Affiliate of GEV IA, or any officer or employee thereof, with respect to any Tax Equity Investments, Tax Equity Transaction Documents or Tax Equity Partnerships is hereby terminated and revoked in full.

ARTICLE VI.

FEES AND PAYMENTS

Section 6.01 Annual Fee. Parent will pay an annual fee (the “Annual Fee”) for the Investment Services, which will be calculated, adjusted (including in the event of any partial termination of the Management Services pursuant to Section 7.02) and paid, in each case, in accordance with the procedures set forth in Appendix F.

Section 6.02 Third-Party Costs. Parent will pay, or cause to be paid, any amount reasonably incurred and that is then due and payable to a third-party services provider (for valuations, legal costs, exit costs, or similar services) engaged on behalf of Parent or the Parent Investor with Parent’s prior consent (provided, for the avoidance of doubt, no such reimbursements shall be due or payable to GEV IA or any Affiliate thereof).

ARTICLE VII.

TERMINATION

Section 7.01 Term. Except as may otherwise be provided herein, this Agreement shall commence on the Effective Date and shall remain in full force and effect until the earlier of (a) the date that (i) for each Parent Investment other than any Bridge Financing Investment, no member of the Parent Group has an outstanding obligation to make a capital contribution on the Funding Date for such Parent Investment or holds any membership interests in the Tax Equity Partnership for such Parent Investment, and (ii) with respect to any Bridge Financing Investment, the applicable Parent Investor (or any other Affiliate of Parent that is a party to the Bridge Financing Agreement thereunder) no longer has any rights or obligations under such Bridge Financing Agreement, and (b) the earlier termination of this Agreement in its entirety in accordance with Section 7.02 (the “Term”).

Section 7.02 Early Termination. Parent will have the right to terminate (a) upon one hundred eighty (180) days’ prior written notice to GEV IA, (i) any or all Management Services at any time at no cost to Parent (except to the extent otherwise set forth in Appendix F), and to the extent GEV IA no longer has any obligation to provide Investor Services under this Agreement after such termination, this Agreement shall be terminated in its entirety, and (ii) this Agreement in its entirety in the event that (A) a SpinCo Change of Control or a GEV IA Change of Control has occurred, or (B) SpinCo’s onshore wind turbine business is no longer wholly-owned by SpinCo, and (b) immediately upon delivery of written notice to GEV IA, this Agreement in its entirety in the event that (i) GEV IA has breached, in any material respect, any obligation under this Agreement, or (ii) a bankruptcy or insolvency event on the part of GEV IA has occurred, except, in each case in this Section 7.02, to the extent any terms survive such termination in accordance with the terms of this Agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b) This Agreement and the Appendices hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c) Parent represents on behalf of itself, and GEV IA represents on behalf of itself, as follows:

(i)

each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and to consummate the transactions contemplated hereby and thereby; and

(ii)	this Agreement has been duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms hereof or thereof.

Section 8.02 Indemnification; Dispute Resolution. This Agreement shall be subject to the indemnification obligations set forth in the Separation Agreement pursuant to Sections 6.02(b) and 6.03(b) thereof. Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination of any provision of this Agreement shall be resolved in accordance with Sections 11.02, 11.03, 11.04 and 11.05 of the Separation Agreement.

Section 8.03 Governing Law. This Agreement and any disputes relating to, arising out of or resulting from this Agreement, including to its execution, performance, or enforcement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 8.04 Assignability. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation arising under this Agreement shall be assignable (including by means of a divisional or divisive merger or similar transaction), in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; provided, that (a) a Party may assign any or all of its rights, interests and obligations hereunder to a member of such Party’s Group, so long as (i) such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party” hereto, and (ii) such assignee has the financial, legal, and technical ability to fully perform all of the obligations of such Party hereunder, and (b) a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, divisive merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its assets, so long as (i) the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto, and (ii) following the consummation of such merger, reorganization, consolidation or asset sale transaction, the surviving entity or transfer thereof, as applicable, has the financial, legal, and technical ability to fully perform all of the obligations of such Party hereunder; provided, further, that no assignment permitted by clauses (a) or (b) of this Section 8.04 shall release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party. In the case of any assignment permitted by this Section 8.04, the assigning Party shall provide prompt written notice of such assignment to the non-assigning Party. Notwithstanding anything else in this Agreement to the contrary, no assignment (within the meaning of the Investment Advisers Act of 1940) of this Agreement shall be made by either Party without the prior written consent of the other Party.

Section 8.05 Third-Party Beneficiaries. Except as otherwise expressly set forth herein or as otherwise provided in the Separation Agreement with respect to the rights of the members of each Party’s Group as set forth herein, and for the indemnification rights under the Separation Agreement of any Parent Indemnitee or SpinCo Indemnitee (in each case, as defined in the Separation Agreement) in his, her or its capacity as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 8.06 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail (followed by delivery of an original via overnight courier service) or (d) upon the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Parent, to:

General Electric Company

One Financial Center, Suite 3700

Boston, MA 02111

Attn: [***]

Email: [***]

If to GEV IA, to:

GE Vernova Investment Advisers, LLC

901 Main Avenue

Norwalk, CT 06851

Attn: [***]

Email: [***]

Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

Section 8.07 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such arbitrator or court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 8.08 Amendments. No provisions of this Agreement shall be deemed amended, supplemented or modified by any Party, unless such amendment, supplement or modification is in writing and signed by the authorized representative of each Party; provided, that nothing in this Section 8.08 shall limit the provisions of Section 5.03(a).

Section 8.09 Waivers of Default. No failure or delay of any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 8.10 Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article or Section references are to the Articles and Sections of or to this Agreement unless otherwise specified. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 8.08). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. References herein to any Law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

GENERAL ELECTRIC COMPANY

By:	/s/ Jennifer B. VanBelle
Name: Jennifer B. VanBelle
Title: Senior Vice President & Treasurer

GE VERNOVA INVESTMENT ADVISERS, LLC

By:	/s/ Torsten Marshall
Name: Torsten Marshall
Title: Secretary

[Signature Page to Framework Investment Agreement]